EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
T Bancshares, Inc.

We consent to the incorporation by reference on Form S-8 of T Banchares, Inc. of our report dated March 31, 2011 with respect to the consolidated financial statements of T Bancshares, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2010.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, TX
March 31, 2011